==========                                                   OMB APPROVAL
  FORM 4                                             OMB Number:      3235-0287
==========                                           Expires:  January 31, 2005
                                                     Estimated average burden
[_]  Check this box if no longer                     hours per response.....0.5
     subject to Section 16. Form 4
     or Form 5 obligations may
     continue. See Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________

1.   Name and Address of Reporting Person*

     Klemann, II                    Gilbert               L.
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     (Last)                         (First)             (Middle)

     2250 East 73rd Street, Suite 300
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                                    (Street)

     Tulsa                            OK                 74136
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     (City)                         (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Kinark Corporation  (KIN)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________

4.   Statement for Month/Day/Year


     01/14/03
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
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
                                                                 4. Securities
                                                                    Acquired (A)    5. Amount of
                                                                    or Disposed of     Securities
                                                                    (D) (Instr. 3,     Beneficially
                                 2A. Deemed     3. Transaction      4 and 5)           Owned Follow-  6. Ownership     7. Nature of
                                     Execution     Code          -----------------     ing Reported      Form:            Indirect
1. Title of     2. Transaction       Date, if      (Instr. 8)            (A)           Transaction(s)    Direct (D) or    Beneficial
   Security        Date (Month/      any (Month    -----------           or            (Instr. 3         Indirect (I)     Ownership
   (Instr. 3)      Day/Year)         Day/Year)     Code      V   Amount  (D) Price     and 4)            (Instr.4)        (Instr. 4)
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

   Common Stock    01/14/03                         A            3,314    A  $1.5087   25,158            D
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

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 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                    5.                                                   9.
                                                    Number                                               Number
                                                    of                                                   of         10.
                                                    Deriv-                       7.                      Deriv-     Owner-
                                                    ative                        Title and               ative      ship
                                                    Secur-                       Amount of               Secur-     Form of
                                                    ities                        Underlying              ities      Deriv-    11.
             2.                                     Acquired   6.                Securities      8.      Bene-      ative     Nature
             Conver-                       4.       (A) or     Date              (Instr. 3       Price   ficially   Secur-    of In-
             sion or   3.       3A.        Trans-   Disposed   Exercisable and   and 4)          of      Owned      ities:    direct
             Exer-     Trans-   Deemed     action   of (D)     Expiration Date   -------------   Deriv-  Following  Direct    Bene-
1.           cise      action   Execution  Code     (Instr.    (Month/Day/Year)         Amount   ative   Reported   (D) or    ficial
Title of     Price     Date     Date, if   (Instr.  3, 4       ----------------         or       Secur-  Trans-     Indirect  Owner-
Derivative   of Deriv- (Month/  any        8)       and 5)     Date     Expira-         Number   ity     action(s)  (I)       ship
Security     ative     Day/     (Month/    ------   --------   Exer-    tion            of       (Instr. (Instr.    (Instr.  (Instr.
(Instr. 3)   Security  Year)    Day/Year)  Code V   (A)  (D)   cisable  Date     Title  Shares   5)      4)         4)        4)
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

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
Explanation of Responses:


/s/ Gilbert L. Klemann, II                        01/14/03
--------------------------------                ------------
**Signature of Reporting Person                     Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.